FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Executive Vice President — Finance (770) 612-2048

GENUINE PARTS COMPANY
DECLARES REGULAR QUARTERLY DIVIDEND
AND ANNOUNCES OFFICER CHANGE

Atlanta, Georgia, November 15, 2004 — (NYSE: GPC).

The Board of Directors of Genuine Parts Company declared a regular quarterly cash dividend of 30 cents per share on the Company’s common stock.

The dividend is payable January 3, 2005 to shareholders of record December 10, 2004.

The Board of Directors also approved the following corporate officer change. R. Bruce Clayton was elected to the position of Senior Vice President – Human Resources. Mr. Clayton has over 8 years of service with the Company and was previously Vice President – Risk Management and Employee Services. Edward J. Van Stedum, who was previously Senior Vice President – Human Resources, will be retiring January 1, 2005.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes product nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S. and Mexico. Genuine Parts Company had 2003 revenues of $8.4 billion.